Sub-Item 77Q2

Section 16(a) Beneficial Ownership Reporting Compliance

Stephen L. Isaacs, a director of Royce Focus Trust, Inc., failed to file on a timely basis one (1) report, containing one (1) transaction which occurred on 7/7/97, required by Section 16(a) of the Securities Exchange Act of 1934.